UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 15, 2011

Dover Downs Gaming & Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 1-16791

Delaware	51-0414140
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway
Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 674-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry Into Material Definitive Agreements.

Item 7.01  Regulation FD Disclosure.

On June 15, 2011, we decided to freeze participation and benefit accruals under our non-contributory, tax qualified defined benefit pension plan, primarily to reduce some of the volatility in earnings that can accompany the maintenance of a defined benefit plan.  The freeze will be effective July 31, 2011.  Compensation earned by employees up to July 31, 2011 shall be used for purposes of calculating benefits under our pension plan but there will be no future benefit accruals after this date.  Participants as of July 31, 2011 will continue to earn vesting credit with respect to their frozen accrued benefits as they continue to work.  We also have a non-qualified excess benefit plan for certain highly compensated employees that will be similarly frozen, but for ease of reference refer to them collectively as our pension plan.

Starting January 1, 2012, we expect to increase benefits under our defined contribution 401(k) savings plan.  The Company match under the 401(k) savings plan was previously limited to $250, primarily because of the existence of our pension plan.  The Company match is expected to be increased to a dollar for dollar match on the first one percent (1%) of eligible compensation contributed by the employee each pay period, and a fifty cents on the dollar match on the next five percent (5%) of eligible compensation per pay period.  This improved match, equal to 3.5% of an employee’s eligible compensation if the employee contributes at least six percent (6%) each pay period, would be combined with a qualified automatic contribution arrangement (or QACA) in order to encourage participation and to permit the plan to qualify for a “safe harbor” from annual discrimination testing.

In order to mitigate the effect of the pension plan freeze on certain highly compensated employees for whom an enhanced 401(k) savings plan is unable to make up for the loss of pension benefits, we expect to create a new non-elective, non-qualified supplemental executive retirement plan (or “SERP”).  The purpose of the SERP will be to provide deferred compensation to certain highly compensated employees that roughly approximate the value of benefits being lost by the freezing of the pension plan which are not offset by the enhanced 401(k) savings plan.  However, the SERP is a discretionary defined contribution plan that will not be comparable to the pension plan and contributions made to the SERP on behalf of highly compensated employees in any given year are not guaranteed and will be at the sole discretion of the Compensation and Stock Incentive Committee.  Distributions to participants under the SERP will be structured to satisfy the requirements of Section 409A of the Internal Revenue Code and will be made in a single lump sum upon the first to occur of (i) separation from service (but delayed for six months following separation for certain key employees), (ii) death or disability, (iii) attainment of retirement age, or (iv) a change of control of the Company.  The SERP is expected to be funded through a “rabbi” trust in order to set aside funds to pay accrued benefits and the investment of funds will be participant directed; however, investments in the trust will remain the property of the Company and subject to creditor’s claims.

Certain highly compensated employees of the Company, including our executive officers, have employment and non-compete agreements with the Company.  These agreements provide that the employee will receive certain benefits in the event of termination following a change in control of the Company, including a lump sum payment equal to the amount the employee would have earned had certain severance and other payments made under the agreements been treated as pensionable compensation under the Company’s pension plan.  In connection with freezing the pension plan, we amended these agreements in order to preserve these payments notwithstanding the freezing of the pension plan.  The amendment executed by our executive officers is attached as an exhibit to this Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibit

	2.1	Amendment to Certain Agreements between Dover Downs Gaming & Entertainment, Inc. and Certain Executives dated June 15, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Downs Gaming & Entertainment, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: June 17, 2011

EXHIBIT INDEX

Exhibit
Number	Description
2.1	Amendment to Certain Agreements between Dover Downs Gaming & Entertainment, Inc. and Certain Executives dated June 15, 2011